Exhibit 99.1

AMENDED AND RESTATED GROUP AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Ethan Allen Interiors Inc., a Delaware corporation (the “Company”);

WHEREAS, certain of the undersigned are parties to that certain Group Agreement, dated August 5, 2026 (the “Original Group Agreement”), for the purpose of, among other things, coordinating their activities with respect to the Company;

WHEREAS, DGB Investment, Inc., Douglas Bergeron, Douglas Bergeron Qualified Personal Residence Trust and Bergeron Nieces and Nephews Trust (collectively, “DGB Investment”), Anna Brockway, Kristine Miller, Stephen Oblak and Stefanie Tsen Ward (collectively, the “Nominees”) and Jennifer M. Harrison, wish to enter into this Amended and Restated Group Agreement (this “Agreement”) to supersede and amend and restate the Original Group Agreement in its entirety; and

WHEREAS, each of the undersigned (collectively, the “Group”) wish to form the Group for the purpose of (i) seeking representation on the Board of Directors of the Company (the “Board”) at the 2026 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”), (ii) soliciting proxies for the election of certain persons nominated for election to the Board at the Annual Meeting (including those nominated by or on behalf of DGB Investment), (iii) taking all other action necessary to achieve the foregoing and (iv) taking any other actions the Group determines to undertake in connection with their respective investment in the Company (collectively, the “Purposes”).

NOW, IT IS AGREED, this 27th day of August 2026 by the parties hereto:

1.The Original Group Agreement is hereby superseded in its entirety and shall be of no further force or effect.

2.In the event that the Group becomes obligated to file a statement on Schedule 13D while this Agreement is in effect, in accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Group agrees to the joint filing on behalf of each of them of any statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company, to the extent required by applicable law. Each member of the Group shall be responsible for the accuracy and completeness of his, her or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members of the Group, unless such member knows or has reason to know that such information is inaccurate.

3.So long as this Agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”), such notice to be given no later than 24 hours after each such transaction, of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. For purposes of this Agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

4.So long as this Agreement is in effect, each of the Nominees agrees to provide DGB Investment advance written notice prior to effecting any purchase, sale, acquisition or disposition of any securities of the Company which he or she has, or would have, direct or indirect beneficial ownership so that DGB Investment has an opportunity to review the potential implications of any such transaction in the securities of the Company and pre-clear any such potential transaction in the securities of the Company by any such Nominee. Each of the Nominees agrees that he or she shall not undertake or effect any purchase, sale, acquisition or disposition of any securities of the Company without the prior written consent of DGB Investment.

5.Each of the undersigned agrees to form the Group for the Purposes as set forth above.

6.DGB Investment shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

7.Each of the undersigned agrees that any filing with the Securities and Exchange Commission, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 5 shall be first approved by DGB Investment, or its representatives, which approval shall not be unreasonably withheld.

8.The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Except as provided in Sections 3 and 4, nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he, she or it deems appropriate, in his, her or its sole discretion, provided that all such transactions are made in compliance with all applicable securities laws and the provisions of this Agreement.

9.This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

10.This Agreement is governed by and will be construed in accordance with the laws of the State of New York. Any legal action or proceeding arising out of the provisions of this Agreement or the parties’ investment in the Company shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

11.The parties’ rights and obligations under this Agreement (other than the rights and obligations set forth in Section 6 and Section 10, which shall survive any termination of this Agreement) shall terminate immediately after the conclusion of the activities set forth in Section 5 or as otherwise agreed to by the parties. Notwithstanding the foregoing, any party hereto may terminate his, her or its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by email to Andrew Freedman at Olshan, at afreedman@olshanlaw.com.

12.Each party acknowledges that Olshan shall act as counsel for both the Group and DGB Investment relating to their investment in the Company.

13.The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the parties hereto.

14.Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act that may in the future be required to be filed under applicable law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

DGB Investment, Inc.

By:	/s/ Douglas Bergeron
	Name:	Douglas Bergeron
	Title:	President

Douglas Bergeron Qualified Personal Residence Trust

By:	/s/ Douglas Bergeron
	Name:	Douglas Bergeron
	Title:	Trust Advisor

Bergeron Nieces and Nephews Trust

By:	/s/ Douglas Bergeron
	Name:	Douglas Bergeron
	Title:	Trust Advisor

/s/ Douglas Bergeron
Douglas G. Bergeron

[Signature Page to Group Agreement]

/s/ Jennifer M. Harrison
Jennifer M. Harrison

/s/ Anna Brockway
Anna Brockway

/s/ Kristine Miller
Kristine Miller

/s/ Stephen Oblak
Stephen Oblak

/s/ Stefanie Tsen Ward
Stefanie Tsen Ward

[Signature Page to Group Agreement]